EXHIBIT NO. 10-3

AMENDMENT 2
TO THE
NIAGARA MOHAWK
OUTSIDE DIRECTOR DEFERRED STOCK UNIT PLAN

This sets forth Amendment 2 to the Niagara Mohawk Outside Director Deferred Stock Unit Plan, as amended and restated effective as of August 25, 1998 (“Plan”). This Amendment shall be effective as of September 27, 2000.

1.        The amounts of $15,000 and $17,000 in Section 4.2, paragraph (a) (i) shall be changed to $25,000 and $27,000 respectively.

2.        The amount of $5,000 in the second sentence of Section 4.2, paragraph (a) shall be changed to $15,000.

3.        The second sentence of the first paragraph in Article 5 shall be restated as follows:

Notwithstanding the foregoing, all DSUs will become payable in a lump sum in cash immediately upon a Change in Control as defined in Article 6.1, based on the change in control price (as defined in Article 6.3), unless the Participant makes a timely election in accordance with Article 6.2.

4.        Paragraphs (1), (2), (3) and (4) of Article 6.1 shall be changed to (a), (b), (c) and (d) respectively.

5.        Paragraph (c) of Article 6.1 shall be amended in its entirety to read as follows:

(c)	The consummation of a reorganization, merger or consolidation involving the Company that requires the approval of the Company’s shareholders (whether for such transaction or the issuance of securities in the transaction), in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 75% of, the then outstanding shares of common stock of (A) the corporation resulting from such reorganization, merger or consolidation (the “Surviving Corporation”) or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the outstanding shares of common stock of the surviving corporation (the “Parent Corporation”) and more than 75% of the combined voting power of the then outstanding voting securities of the Surviving Corporation (or, if applicable, the Parent Corporation) entitled to vote generally in the election of directors are then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, of the Outstanding Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or the Surviving Corporation (or, if applicable, the Parent Corporation) and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the Surviving Corporation (or, if applicable, the Parent Corporation) or the combined voting power of the then outstanding voting securities of the Surviving Corporation (or, if applicable, the Parent Corporation) entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the Surviving Corporation (or, if applicable, the Parent Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

6.        The Plan is further amended with the addition of Articles 6.2 and 6.3, stated as follows:

6.2	Notwithstanding anything contained in the Plan to the contrary, if a Participant makes an election at least six months in advance of, and prior to the beginning of, the year in which a Change in Control occurs (i) installment payments of DSUs elected by Participants who terminated service from the Board prior to the Change in Control will continue and (ii) payment with respect to DSUs for Participants who did not terminate service prior to the Change in Control will be made or commenced in one of the following forms:

(a) a lump sum in the month of January of the year following the year in which the Change in Control occurs;
(b)   up to five annual installments, beginning in the month of January of the year following the year in which the Change in Control occurs;
(c)   a lump sum in the month of January of the year following the first, second, third, fourth or fifth anniversary of the Change in Control; or
(d) up to five annual installments, beginning in the month of January following the first, second third, fourth or fifth anniversary of the Change in Control.

In such event, there shall be credited to a deferral account for the Participant an amount equal to the result of multiplying the outstanding DSUs credited to the Participant’s account by the change in control price (as defined below). The Participant’s deferral account shall be adjusted as of the last business day of each month to reflect the earnings (or losses) on the investment fund or funds selected by the Participant. A Participant may select from the investment funds and shall elect, in 1% increments, the portion of his or her deferral account considered invested in such fund or funds. A Participant may change his or her investment fund selection monthly; any such investment fund change shall be effective as of the first day of the month following such deferral election. Notwithstanding the foregoing provisions, neither the Company nor any agent thereof shall be under any obligation whatsoever to have any assets or other funds actually invested on behalf of the Participant in the investment fund or funds selected by the Participant for the purpose of credited earnings. The assets of the investment funds shall be held as general assets of the Company subject to the Company’s general creditors. No Participant or beneficiary shall have any security interest whatsoever in any assets of the Company.

In such event, upon death of a Participant, the value of the deferral account shall be paid within thirty (30) days after receipt of satisfactory proof of death, in the following order of priority:

(a) to the beneficiary designated by the Participant in writing to the Company, or if none
(b)     to the Participant’s surviving spouse; or if none
(c)     to the Participant’s descendants, per stirpes; or if none
(d) to the Participant’s estate.

All beneficiary designations shall be in writing and signed by the Participant, and shall be effective only if and when delivered to the Company during the lifetime of the Participant. A Participant may, during his or her lifetime, change the beneficiary or beneficiaries by a signed, written instrument delivered to the Company. The payment of the amounts shall be in accordance with the last unrevoked written designation of the beneficiary that has been signed and so delivered.

If the Participant had selected an installment payout, distribution of the Deferral Account balance will be by installments to the beneficiary in accordance with the election. In all other cases, distribution will be by a single sum payment to the Participant’s estate.

6.3	For purposes of this Article, “change in control price” means the greater of (A) the Fair Market Value of one share of the Company’s common stock on the date of the Change in Control and (B) the cash consideration per Share in such transaction, determined without regard to any limits on the number of Shares for which a cash payment will be made.

Executed this 17th day of August, 2001.

NIAGARA MOHAWK HOLDINGS, INC.

                                                                                                                                                                                                                                                               /s/ David J. Arrington                                                                                                                                                                                                                                                                                            David J. Arrington
                                                                                                                                                                                                                                                              Senior Vice President and
                                                                                                                                                                                                                                                              Chief Administrative Officer